Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218517

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MAY 24, 2019

(To Prospectus dated June 16, 2017)

6,666,667 Shares of Common Stock Underlying
Warrants to Purchase Shares of Common Stock

This Supplement No. 1 amends and supplements the Prospectus Supplement dated May 24, 2019 (the “Prospectus Supplement”) related to the base prospectus dated June 16, 2017 included in our registration statement (File No. 333-218517) filed on June 6, 2017 and declared effective by the Securities and Exchange Commission on June 16, 2017 (the “Base Prospectus”). This Supplement No. 1 should be read in conjunction with the Prospectus Supplement and the Base Prospectus. This Supplement No. 1 amends and supplements only the information contained in the Prospectus Supplement as expressly specified in this Supplement No. 1. All other information contained in the Prospectus Supplement remain as-is.

The Prospectus Supplement relates to the offering of 6,666,667 shares of our common stock issuable under currently outstanding warrants that were issued pursuant to the Prospectus Supplement (the “Existing Warrants”). This Supplement No. 1 is being filed in connection with an adjustment to the exercise price of each of the Existing Warrants, as a result of the issuance of securities below the original $2.00 exercise price of the Existing Warrants in connection with a registered direct offering announced December 19, 2019 (the “December 2019 Offering”). Notice of such adjustment is also being given to the holders of such Existing Warrants by that certain Notice of Adjustment of Exercise Price of Warrants to Purchase Common Stock of Ekso Bionics Holdings, Inc. dated December 30, 2019. Pursuant to such adjustment, the exercise price of each Existing Warrant was reduced from $2.00 per share of common stock to $0.38 per share of common stock, which represents the lower of (x) the consideration paid for the Company’s common stock issued in the December 2019 Offering, or $0.45 per share, (y) the lowest exercise price of warrants issued in connection with the December 2019 Offering, or $0.5402, and (z) the lowest one-day volume-weighted average price of the Company’s common stock as quoted on the Nasdaq Capital Market, as measured each day during the five trading day period starting on December 19, 2019, rounded to the nearest share, or $0.38.

Accordingly, this Supplement No. 1 amends and supplements the Prospectus Supplement to (i) reflect a decrease in the exercise price of the Existing Warrants from $2.00 per share of common stock to $0.38 per share of common stock and (ii) make certain other consequential amendments. In particular:

(A) all references in the Prospectus Supplement to the exercise price of $2.00 per share of common stock with respect to the Existing Warrants are therefore hereby amended and restated to reflect an exercise price of $0.38 per share of common stock; and

(B) the fifth sentence under the heading “The Offering – Warrants offered by us” in the Prospectus Supplement and the second sentence in the first paragraph under the heading “Description of the Securities We Are Offering” in the Prospectus Supplement are hereby amended and restated in their entirety to read as follows: “As a result of subsequent anti-dilution adjustments effected in connection with a registered direct offering of our common stock and related warrants that was announced on December 19, 2019, the exercise price of the warrants was reduced from $2.00 to $0.38 per share of common stock. On December 30, 2019, we provided notice to the holders of the warrants of the adjustment of the exercise price of the warrants to $0.38 per share of common stock, which is the current exercise price of the warrants.”

This Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus Supplement and the Base Prospectus, which are to be delivered with this Supplement No. 1. This Supplement No. 1 is qualified by reference to the Prospectus Supplement and the Base Prospectus, except to the extent that the information in this Supplement No. 1 amends, updates, restates and/or supersedes the information contained in the Prospectus Supplement and the Base Prospectus.

Our common stock is listed on Nasdaq Capital Market under the symbol “EKSO.” On December 27, 2019, the last reported sale price of our common stock was $0.35 per share. We do not intend to apply to list the warrants on any securities exchange.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-5 of the Prospectus Supplement and in the documents incorporated by reference into the Prospectus Supplement and the accompanying Base Prospectus.

	Per Warrant	Total
Common Stock, $0.001 par value per share	$0.38	$2,533,333.46

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is December 30, 2019.

6,666,667 Shares of Common Stock Underlying
Warrants to Purchase Shares of Common Stock

SUPPLEMENT NO. 1

December 30, 2019